Exhibit 5.1

[Goodwin Procter Letterhead]

July 24, 2015

Amplify Snack Brands, Inc.

500 West 5th Street, Suite 1350

Austin, Texas 78701

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-205274) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 17,250,000 shares (the “Shares”) of common stock of Amplify Snack Brands, Inc., a Delaware corporation (the “Company”) to be sold by the selling stockholders listed in the Registration Statement under “Principal and Selling Stockholders” (the “Selling Stockholders”), including Shares purchasable by the underwriters upon their exercise of an option to purchase additional Shares granted to the underwriters by the Selling Stockholders. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the Selling Stockholders and such underwriters.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP